EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release”) is entered into effective as of the 31st day of July, 2012 by and between Joseph M. Abell, III (“Employee”) and TETRA Technologies, Inc., a Delaware corporation (“Employer”), as follows:

1. Separation Payments and Conditions.

(a)           Employer and Employee hereby acknowledge, agree and confirm that the Employee’s employment with Employer is terminated effective July 31, 2012 (“Effective Termination Date”).  In consideration for Employee’s promises and undertakings contained herein, and provided that Employee does not revoke the Age Discrimination in Employment Act (“ADEA”) release contained in Paragraph 3 below, Employer will, subject to the provisions of Paragraph 6(d) below, provide Employee the following separation benefits:

(i)           Eight (8) days following the Employee’s execution and delivery of this Release, Employer will pay Employee the first of five (5) monthly payments in an amount equal to $100,000 per month, less legally required withholdings.  Employer will pay the remaining four (4) monthly payments of $100,000 to Employee on or before the first day of each consecutive month thereafter, beginning on the first day of the month immediately following the month in which Employee receives his initial payment;

(ii)           On February 1, 2013, Employer will pay Employee an additional lump sum payment of $58,000, less legally required withholdings;

(iii)           Employee’s stock options granted by Employer prior to the Effective Termination Date that have vested as of the Effective Termination Date will, as of the date that is eight (8) days following Employee’s execution and delivery of this Release, continue to be exercisable until the respective expiration dates of such options;

(iv)           Employee elects to receive continuation coverage for medical, prescription and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Employer will, for a period of up to eighteen (18) months following the Effective Termination Date, waive or otherwise pay any contribution that would otherwise be required from the Employee for such COBRA benefits for Employee and his spouse and dependents if they are qualified beneficiaries under COBRA.  If Employee accepts employment during this eighteen-month period (whether or not comparable coverage is made available in connection with said employment), Employer shall not be required to waive or otherwise pay any such contribution in accordance with the preceding sentence following the date Employee commences such employment and becomes eligible for medical, prescription and dental benefits.  Employee has an affirmative obligation to inform Employer in writing if he becomes employed during this eighteen-month period, and if Employee fails to so notify Employer, Employee shall be required to promptly reimburse any contributions paid by Employer from and after the date Employee commences such employment; and

(v)           Employee will continue to have the opportunity to receive certain bonuses based on the satisfaction of applicable performance criteria, as more specifically set forth in Exhibit A.

(vi)           As a condition to the receipt of the separation benefits that are described above in this Paragraph 1,  Employee must execute and return this Release to Employer within thirty (30) days following the date of his receipt of the Release.  If the Release delivery and non-revocation period spans two taxable years, the severance benefits will always commence or be made in the second taxable year.

2. General Release.  Employee hereby fully, finally, and completely releases Employer, its predecessors, successors, subsidiaries, stockholders and affiliates and the officers, directors, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”), of and from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with any facts or events occurring on or before the execution of this Release, that he may have against Employer or any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Employee’s employment with the Employer, or any affiliate thereof, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute, any breach of contract, any wrongful termination, or other tort or cause of action.  Employee confirms that this Release was neither procured by fraud nor signed under duress or coercion.  Further, Employee waives and releases Employer from any Claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding.  Employee understands and agrees that by signing this Release, he is giving up the right to pursue any legal Claims released herein that he may currently have against the Employer or any Released Parties, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  The only Claims that are excluded from this Release are Claims arising after the date of this Release, if any, including any future Claims relating to the Employer’s performance of its obligations hereunder and any Claims that cannot be waived by law; Employee does waive, however, his right to any monetary recovery if any governmental agency pursues any claims on his behalf.  This Release shall not release any claim or cause of action arising after the date of this Release by or on behalf of the Employee for (a) any payment or other benefit that is required under this Agreement or, subject to any conditions contained therein, the terms of any employee benefit plan covering Employee or (b) a breach of this Agreement by the Employer.

3. ADEA Release.  Employee hereby completely and forever releases and irrevocably discharges the Released Parties of and from any and all Claims arising under the ADEA on or before the date of this Release, and hereby acknowledges and agrees that: (i) this Release was negotiated at arm’s length; (ii) this Release is worded in a manner that Employee fully understands; (iii) Employee specifically waives any rights or claims under the ADEA; (iv) Employee knowingly and voluntarily agrees to all of the terms set forth in the Release; (v) Employee acknowledges and understands that any Claims under the

ADEA that may arise after the date of this Release are not waived; (vi) the rights and claims waived in this Release are in exchange for consideration over and above anything to which Employee was already entitled; (vii) Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release; (viii) Employee acknowledges that he has been given a period of up to twenty-one (21) days to consider the release contained in this Paragraph 3 (the “ADEA Release”) prior to executing it and acknowledges and agrees that any discussions between Employee and Employer concerning the terms of this  Release and/or any change in the terms of this Release after the date that Employee first receives this Release shall not affect or restart such twenty-one (21) day consideration period; and (ix) Employee understands that he has a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.  If Employee elects to revoke his ADEA Release, revocation must be in writing and presented to Linden Price, Vice President-Administration, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, within seven (7) days from the date of the execution of the Release.

4. Confidential Information and Nondisclosure.

(a)           Employee acknowledges that during the course of his employment with Employer he has been, and during such period of time Employee is providing any transitional services pursuant to Paragraph 6(b) below he may be, involved in the development of the Confidential Information (as herein defined) of Employer and its affiliated companies, and he has had access, and may continue to have access during such period of time he is providing any transitional services, to Confidential Information relating to the business and affairs of Employer and its affiliated companies.  “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by Employer or its affiliated companies, disclosed to Employer or its affiliated companies in confidence by third parties or licensed from any third parties, which, at any time during Employee’s employment by Employer or during such period of time Employee is providing any transitional services pursuant to Paragraph 6(b) below, is developed, designed or discovered or otherwise acquired or learned by Employee and which relates to Employer or its affiliated companies, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties.  Confidential Information includes, by way of example and without limitation, the following: all patents, inventions, processes and formulae including any proprietary information regarding existing and proposed products and services; information regarding existing and potential customers, employees, contractors, and the industry; strategies, books, records and documents; the names of and other information concerning customers, investors, and business affiliates such as contact name, service or product provided, pricing for that customer, type and amount of products and services used, credit and financial data, and/or other information relating to the relationship with that customer; plans and strategies for expansion or acquisition; budgets, financial and sales data, pricing and costing data; sources of capacity and sources of supply; contracts benefiting or obligating Employer or its affiliated companies; bids or proposals submitted to or by any third parties; organizational structure; personnel information, including salaries and responsibilities of personnel; payment amounts or rates paid to consultants or other service providers; and other confidential or proprietary information.  Notwithstanding the foregoing, Confidential Information shall not include any information that becomes generally available to the public other than as a result of any disclosure or act of the Employee in violation of the terms of this Release.

(b)           Employee acknowledges and agrees that such Confidential Information constitutes a valuable, special and unique asset used by Employer and its affiliated companies in their businesses to obtain a competitive advantage over their competitors and was and is developed or acquired by Employer and its affiliated companies at considerable time and expense and is intended to be used solely for the benefit of Employer and its affiliated companies.  Employee further acknowledges and agrees that Employer and its affiliated companies have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of his employment with Employer, Employee executed an Employment Agreement dated April 15, 2001 (the “Employment Agreement”) with Employer pursuant to which Employee agreed, both during and after his employment, not to disclose or use for his benefit or the benefit of others any Confidential Information and to comply with the Employer’s policies regarding Confidential Information.  Employee agrees that he is subject to the obligations contained in the Employment Agreement to the extent such obligations continue after his termination, including the confidentiality provisions therein, as well as Employer’s policies and limitations on disclosure of Confidential Information.  Employee further agrees that he will (i) hold all Confidential Information in strict confidence and will not, directly or indirectly, disclose, make available, discuss, transmit, publish or use such Confidential Information other than for Employer’s benefit and/or the benefit of its affiliated companies and (ii) not, directly or indirectly, disclose, use, cause, facilitate or allow any third party to use such Confidential Information in any way, except as may be (A) authorized by Employer’s Chief Executive Officer in writing, or (B) required by law or applicable legal process.  In the event Employee becomes legally compelled to disclose any Confidential Information, Employee will provide the Employer with prompt written notice so that the Employer may seek a protective order or other appropriate remedy with respect to such disclosure.

5. Nondisparagement and Nonsolicitation.

(a)           Employee agrees not to make any statements or otherwise do anything that will disparage or damage the corporate, personal or professional reputation of Employer, its respective affiliates, Chief Executive Officer, General Counsel, Vice President of Administration, or Board of Directors, as applicable.  Employer agrees that it will use commercially reasonable efforts to ensure that neither its Chief Executive Officer, General Counsel, Vice President of Administration, nor its Board of Directors shall make any statements or otherwise do anything that will disparage Employee or otherwise damage the personal or professional reputation of Employee.

(b)           Employee further agrees that for a period of two (2) years following the Effective Termination Date, Employee will not, directly or indirectly (i) on Employee’s own behalf or on behalf of any other person or entity, solicit, encourage, facilitate, induce or attempt to solicit, encourage, facilitate or induce anyone employed or otherwise retained by Employer and/or its affiliates to cease or leave their employment or contractual relationship with any of the foregoing parties to work in any capacity for any other person or entity, or (ii) hire, on Employee’s own behalf or on behalf of any other person or entity, anyone who has been employed by Employer or its affiliates within the six (6) month period prior to the time of such hiring.  The foregoing provisions of this Paragraph 5(b) shall be restricted to the State of Texas.

6. Current and Continuing Obligations.

(a)           Nothing contained in this Release shall be deemed to affect or relieve Employee from any continuing obligations contained in the Employment Agreement or other policies of Employer to which Employee is subject during and, as applicable, following his employment with Employer, and Employee agrees to comply with such ongoing obligations in accordance with their terms.   To the extent that any provision of this Release conflicts with the Employment Agreement or other policies of the Employer, this Release controls.

(b)           To ensure an orderly transition from Employee’s employment with Employer, Employee hereby agrees to provide reasonable and necessary assistance to, and cooperation with, Employer in connection with any matters with respect to which Employee had knowledge or responsibility while employed by the Employer.  Employee agrees to provide such assistance from the date that he executes this Release through the end of the month in which he receives his fifth monthly separation payment as set forth in Paragraph 1(a)(i).  Employer and Employee will cooperate in all reasonable respects to schedule any such requested assistance.

(c)           Nothing contained in this Release shall be deemed to affect or relieve Employer from any continuing obligations contained in the Indemnification Agreement executed by the parties.

(d)           Employee's entitlement to the separation benefits referenced in Paragraph 1 is expressly contingent on Employee's compliance with the obligations contained in Paragraphs 4, 5, 6(a) and 10 herein.  If at any time after the Effective Termination Date, Employee breaches or violates any of the covenants and obligations contained in Paragraphs 4, 5, 6(a) or 10, (i) Employer shall have no obligation to continue any payments or benefits provided for in Paragraph 1 above, except as required by COBRA, (ii) the extension of the exercise period for Employee’s vested options shall no longer be effective and such options shall remain exercisable only for the applicable period following the Effective Termination Date as set for in the respective plan and option agreement, and (iii) any bonuses shall no longer be available and Employee shall have no right to receive any payment with respect to any bonuses that are unpaid at such time.

7. No Oral Modification.  This Release cannot be modified orally and can only be modified through a written document signed by all parties.

8. Severability.  If any provision contained in this Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

9. Reinstatement.  Employee acknowledges and agrees that by execution of this Release, he waives all rights or claims for reinstatement of employment with Employer and its Affiliates.

10. Return of Property.  Employee acknowledges that all property of Employer and its affiliates in Employee’s possession or control including, without limitation, documents, files, records, manuals, handbooks, client and customer lists and information, manuals, maintenance manuals, and other documentation and information (whether in paper or electronic form) relating to the business of Employer or any affiliate, and any and all equipment, computers, digital data storage devices and the like obtained by Employee in connection with his employment with Employer (collectively, “Recipient Materials”) shall at all times be the property of Employer.  Employee shall return to Employer all Recipient Materials and any copies thereof which to Employee’s knowledge are in his possession, custody or control, including Recipient Materials retained by Employee in his office or at his home, within thirty (30) days of the Effective Termination Date; provided, Employee: (i) has sixty (60) days from the Effective Termination Date to return to Employer the laptop and cell phone previously provided by Employer to Employee; and (ii) may retain all contact information contained on said laptop or cell phone (or otherwise developed during his employment) as well as copies of Recipient Materials that Employer agrees in writing he may retain.  In the event that Employee has electronic version(s) of Recipient Materials in his possession, Employee will, subject to clause (ii) in the preceding sentence, return a copy of the electronic version of Recipient Materials and delete all copies of the electronic version(s) of Recipient Materials in his possession.  Further, if Employee discovers Recipient Materials after any requirement to return same has passed, he will immediately return all copies to Employer and delete any electronic version(s) of such Recipient Materials.

11. Injunctive Relief.   In recognition of the fact that a breach by the Employee of any of the provisions of Paragraphs 4, 5, 6(a) or 10 of this Agreement will cause irreparable damage to Employer and/or its affiliated companies for which monetary damages alone will not constitute an adequate remedy, and any breach by Employer of Paragraph 5(a) of this Release will cause irreparable harm to Employee for which monetary damages alone will not constitute an adequate remedy, Employer and Employee shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the

Employee or Employer or requiring the Employee or Employer to perform the Employee’s or Employer’s obligations thereunder.  Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which Employer or any of its affiliated companies or Employee may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach of any of the provisions of this Agreement.

12. Attorneys' Fees. The parties hereto agree that each party shall pay its respective costs, including attorney's fees, if any, associated with this Release.

13. Taxes. Employer may withhold from any amounts payable under this Release such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding any other provision of this Release, each party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.

14. Section 409A.  The parties acknowledge that the form and timing of the separation payments and the other payments and benefits to be provided pursuant to this Release are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”).  The parties further acknowledge that for purposes of Section 409A Employee does not have discretion with respect to the timing of the payment of any amounts provided under this Release.  Employee's right to receive any payment, benefit or amounts that might otherwise constitute installment payments shall be treated for purposes of Section 409A as a right to receive a series of separate and distinct payments.  Notwithstanding the foregoing, Employer does not make any representation that the payments or benefits provided under this Release are exempt from, or satisfy, the requirements of Section 409A, and Employer shall have no liability to Employee for any tax, interest or penalties that Employee may incur in the event that any provision of this Agreement does not comply with Section 409A.

15. Choice of Law/Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, EMPLOYER AND EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS.

16. Fully Understood/Sufficiency of Benefits.  By signing this Release, Employee acknowledges and affirms that he has (i) read and understands this Release, (ii) consulted with legal counsel of his choosing, (iii) agreed to the terms of the Release, and (iv) received a copy of the Release.  Employee also hereby acknowledges and affirms the sufficiency of the benefits recited therein and that Employee shall not be entitled to any further payment, compensation or remuneration of any kind from the Employer with respect to Employee’s employment with the Employer or otherwise.

17. Successors.

(a)           This Release is personal to Employee and shall not be assignable by Employee. This Release shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)           This Release shall inure to the benefit of and be binding upon Employer and its successors and assigns.

18. Notices.  All notices required hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee, at the address maintained in Employer’s records, and to Employer as follows:

If to Employer:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: President

With a copy to:	TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

19. Multiple Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile or e-mail transmission of any signed original of this Release will be deemed the same as delivery of an original.

20.  Entire Agreement.  This Release supersedes any and all prior agreements between the parties, oral or written, except with respect to any of Employee’s continuing obligations contained elsewhere, which shall continue and remain in full force and effect per the terms of those covenants.

TETRA TECHNOLOGIES, INC. By: /s/Stuart M. Brightman Its: President & Chief Executive Officer Date: July 31, 2012	JOSEPH M. ABELL, III /s/Joseph M. Abell, III Date: July 31, 2012

EXHIBIT A

This Exhibit A is attached to and a part of the Separation and Release Agreement (“Release”) dated July 31, 2012, by and between TETRA Technologies, Inc. (“Employer”) and Joseph M. Abell, III (“Employee”).  Capitalized terms not otherwise defined in this Exhibit A shall have the meanings ascribed thereto in the Release.

1. Bonus Opportunities.  Subject to the terms and conditions of the Release, Employer shall provide Employee the opportunity to receive the following annual cash bonus payment (“Annual Bonus”) and long-term cash bonus payments (each, a “Long Term Bonus” and collectively, the “Long Term Bonuses” which, together with the Annual Bonus, are collectively referred to as the “Bonuses” and individually as a “Bonus”).  The Bonuses set forth below are being provided in replacement of any and all existing bonus opportunities that Employee may currently have under Employer’s Cash Incentive Compensation Plan (“CICP”) or otherwise (“Existing Bonuses”).  Employee and Employer agree that all of Employee’s rights and all of Employer’s obligations related to the Existing Bonuses are terminated effective as of the date this Release is fully executed and that Employee shall have no further right to receive the Existing Bonuses or any future bonuses under the CICP.

2. Annual Bonus.

(a)           Subject to the terms and conditions of the Release, including the achievement of the performance objective set forth below in this Paragraph 2(a), Employee shall have an Annual Bonus opportunity related to Employer’s fiscal year ending December 31, 2012 (“2012 Annual Bonus”).  The 2012 Annual Bonus shall be based upon Employer’s earnings per share (“EPS”) for the year ended December 31, 2012 relative to the EPS target established by Employer, as it may be adjusted by the Compensation Committee of the Board of Directors, for the 2012 fiscal year applicable to annual bonus awards previously established for executive officers of Employer for the 2012 fiscal year pursuant to the CICP.  The determination of Employer’s EPS as a percentage of the EPS target used to determine threshold, target and stretch or interpolated bonus payout will be the same for Employee as it is for the executive officers of the Employer.  The 2012 Annual Bonus opportunities for Employee shall be as follows:

•	Threshold $ 37,440
•	Target $ 187,200
•	Stretch $ 299,520

Employee shall not have the opportunity to earn or participate in any over achievement award with respect to the 2012 Annual Bonus.

For purposes of the 2012 Annual Bonus, the 2012 EPS performance objective will be consistent with that previously established for the executive officers of the Employer pursuant to the CICP.  In addition, the threshold, target and stretch performance levels

Exhibit A-1

relating to the 2012 EPS performance objective shall be consistent with those previously established for the executive officers of the Employer pursuant to the CICP.  Straight-line interpolation will be used for purposes of determining the amount of the 2012 Annual Bonus payable when performance falls between threshold and target, or target and stretch.  Full payment of any 2012 Annual Bonus that is otherwise payable in accordance with the foregoing provisions will be made without proration.

3. Long Term Bonuses.

(a)   2010-2012 Performance Period. Subject to the terms and conditions of the Release, including the achievement of the performance objectives set forth below in this Paragraph 3(a), Employee shall have a Long Term Bonus opportunity related to the three-year performance period of Employer commencing January 1, 2010 and ending December 31, 2012 (“2010-2012 LT Bonus”). The 2010-2012 LT Bonus shall be based upon (i) Employer’s Average Return on Net Capital Employed, or “RONCE” (as such measure is defined below), relative to the target established by Employer for the 2010-2012 performance period applicable to long-term bonus awards previously established for executive officers of the Employer for the 2010-2012 performance period pursuant to the CICP, as such target may be adjusted by the Compensation Committee of the Board of Directors for the executive officers of the Employer, and (ii) Employer’s Total Stockholder Return, or “TSR” (as such measure is defined below) during the 2010-2012 performance period relative to the peer group established by Employer for the 2010-2012 performance period applicable to long-term bonus awards previously established for executive officers of the Employer for the 2010 -2012 performance period pursuant to the CICP, as such target may be adjusted by the Compensation Committee of the Board of Directors for the executive officers of the Employer. The 2010-2012 LT Bonus opportunities for Employee shall be as follows:

RONCE			TSR

•	Threshold	$ $ 7,286.50	•	Threshold	$ 7,286.50
•	Target	$ $36,432.50	•	Target	$36,432.50
•	Stretch	$ $58,292.00	•	Stretch	$58,292.00
•	Over Achievement	$ $72,865.00	•	Over Achievement	$72,865.00

Straight-line interpolation will be used for purposes of determining the amount of the 2010-2012 LT Bonus for each performance objective when performance falls between threshold and target, target and stretch, or stretch and over achievement.  Any  2010-2012 LT Bonus that is that is otherwise payable in accordance with the foregoing provisions will be paid without proration.

    (b)   2011-2013 Performance Period. Subject to the terms and conditions of the Release, including the achievement of the performance objectives set forth below in this Paragraph 3(b), Employee shall have a Long Term Bonus opportunity related to the three-year performance period of Employer commencing January 1, 2011 and ending December 31, 2013 (the “2011-2013 LT Bonus”). The 2011-2013 LT Bonus shall be based upon (i) Employer’s RONCE relative to the target established by Employer for the

Exhibit A-2

2011-2013 performance period applicable to long-term bonus awards previously established for executive officers of the Employer for the 2011-2013 performance period pursuant to the CICP, as such target may be adjusted by the Compensation Committee of the Board of Directors for the executive officers of the Employer, and (ii) Employer’s TSR during the 2011-2013 performance period relative to the peer group established by Employer for the 2011-2013 performance period applicable to long-term bonus awards previously established for executive officers of the Employer for the 2011-2013 performance period pursuant to the CICP, as such target may be adjusted by the Compensation Committee of the Board of Directors for the executive officers of the Employer. The 2011-2013 LT Bonus opportunities for Employee shall be as follows:

RONCE			TSR

•	Threshold	$ 6,200	•	Threshold	$ 6,200
•	Target	$31,000	•	Target	$31,000
•	Stretch	$49,600	•	Stretch	$49,600
•	Over Achievement	$62,000	•	Over Achievement	$62,000

The threshold, target, stretch and over achievement performance levels relating to the RONCE and TSR performance objectives shall be consistent with those previously established for the executive officers of the Employer pursuant to the CICP.  The amount of any 2011-2013 LT Bonus shall be prorated through the end of 2012.

Straight-line interpolation will be used for purposes of determining the amount of the 2011-2013 LT Bonus for each performance objective when performance falls between threshold and target, target and stretch, or stretch and over achievement.

4. Procedures.

(a)    After an applicable performance period has been completed and Employer has received its audited financial statements covering such performance period, the financial performance of Employer, on a consolidated basis, will be determined over such performance period. The financial performance shall then be evaluated to determine the extent to which the performance objectives for the Bonus related to such performance period have been achieved. In making any such determination, Employer may make adjustments for the following: (i) cumulative effect of accounting changes; (ii) extraordinary items, as that term is defined in FASB Codification, Topic 225-20, “Extraordinary and Unusual Items”; (iii) discontinued operations; and (iv) unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in FASB Codification, Topic 225-20, “Extraordinary and Unusual Items.” Employer may also make other adjustments with respect to the financial results for purposes of evaluating the performance objectives and the amount of the Bonus payable on the basis thereof, including without limitation, adjustments related to: asset write-downs; the acquisition or disposition of any business(es) or material asset(s); acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; weather related events

Exhibit A-3

including business interruption and losses related to the damage or destruction of facilities from hurricanes; currency fluctuations; unrealized gains or losses on derivative or currency hedges; and, other adjustments determined by Employer to be appropriate under the circumstances. Any such adjustments shall be consistent with any adjustments made under the CICP for awards covering similar performance periods. The Bonus for each applicable performance period will be accrued and charged as an expense before the final determination of Employer’s financial performance.

(b)           Bonus payments, less applicable tax withholdings, will be paid in cash as soon as practicable after the calculation thereof, but in no event later than the earlier of (1) two and one-half (2 1/2) months after the end of the performance period to which the Bonus relates, or (2) the date the bonuses are paid to the executive officers of the Employer.

5. Definitions.

(a)           Average Return on Net Capital Employed from Continuing Operations. Employer’s Average Return on Net Capital Employed, or “RONCE,” for any performance period shall be expressed as a percentage and determined by dividing (1) the sum of the Employer’s Return on Net Capital Employed for each year during the performance period, by (2) the number of years in the performance period.  Return on Net Capital Employed is defined as earnings before interest and taxes (“EBIT”) divided by one-half of the sum of the beginning period date (January 1 of a given year in the performance period) net capital employed (“NCE”) and the ending period date (December 31 of a given year in the performance period) NCE. NCE is the book value of equity plus long-term and short-term debt, plus long-term and short-term asset retirement obligations, less cash, excluding restricted cash.

 (b)           Total Stockholder Return. Total Stockholder Return, or “TSR,” during the performance period, will be expressed as a percentage that is determined by dividing (1) the sum of (i) the difference between (A) the per share closing price of the common stock with respect to which such computation is being made as reported by the principal stock exchange on which such entity’s common stock is traded, and (B) the closing price per share for the trading day immediately preceding the first day of the performance period of the common stock with respect to which such computation is being made as reported on such exchange (the “Beginning Stock Price”), plus (ii) the amount of all dividends per share paid on such common stock during the performance period, by (2) the Beginning Stock Price.

TSR shall be equitably adjusted to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in the number of outstanding shares of common stock of Employer and any entity included in the designated peer group.

Exhibit A-4

For the January 1, 2010 through December 31, 2012 performance period, the designated peer group will consist of the following companies:

Carbo Ceramics	Lufkin Industries	Core Labs	RPC, Inc.
Cal Dive International	Newpark Resources	Basic Energy Services	Key Energy Services
Superior Energy Services	Oceaneering International	Oil States International	Helix Energy Solutions
Exterran Holdings	Complete Production	Global Industries

For the January 1, 2011 through December 31, 2013 Performance Period, the designated Peer Group will consist of the following companies:

Carbo Ceramics	Lufkin Industries	Core Labs	RPC, Inc.
Cal Dive International	Newpark Resources	Basic Energy Services	Key Energy Services
Superior Energy Services	Oceaneering International	Oil States International	Helix Energy Solutions
Exterran Holdings	Complete Production	Global Industries

If any peer group company’s TSR ceases to be publicly available due to business combination, receivership, bankruptcy or other event, or if any peer group company ceases to be publicly held, such company will be excluded from the peer group.  Any modifications to definitions or calculations of TSR that are made for the purpose of calculating the 2010-2012 bonus or the 2011-2013 bonus under the CICP for the executives of the Employer will also apply for Employee.

 Exhibit A-5